Exhibit 10.12

200 Minuteman Road Suite 302 Andover, MA 01810 Tel: 978-552-0900 Fax: 978-685-9562

December 6, 2004

Professor Sir Magdi Yacoub

Imperial College London

The Magdi Yacoub Institute

NHLI at Heart Science Centre

Harefield, Middlesex, UB9 6JH

United Kingdom

Dear Professor Yacoub,

I am very pleased to advise you of your election to the board of directors of TransMedics, Inc. The Company will pay you a fee for your services as a board member at the rate of $50,000 for each year that you remain a director. Payments will be made in two increments per year of $25,000 each, beginning with your signature below. We expect to hold four to five board meetings per year. In addition, the Company will reimburse you for the reasonable out-of-pocket costs and expenses incurred by you in connection with your attending or participating in full board and board committee meetings. In accordance with Company policy, we will require that you provide receipts for these out-of-pocket costs and expenses. In addition, we will require that you execute an assignment of inventions agreement with the Company (in the form attached hereto). We expect to publicly announce your election to the board of directors, including by issuing a press release.

On behalf of the entire board and employees, we are honored that you have joined TransMedics’ board of directors. Please indicate your agreement with the foregoing by signing the enclosed copy of this letter in the space provided below.

Very Truly Yours

/s/Waleed H. Hassanein

Waleed H. Hassanein

President & CEO

AGREED:

/s/Magdi Yacoub

Professor Sir Magdi Yacoub

TransMedics, Inc.

ASSIGNMENT OF INVENTIONS AGREEMENT

This AGREEMENT is dated as of                                 , 2004 by and between TRANSMEDICS, INC., a Delaware corporation (the “Company”) with an office at 200 Minuteman Road, Suite 302, Andover, MA 01810, and Professor Sir Magdi Yacoub (“Consultant”). In consideration of the agreements set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Consultant and the Company agree as follows:

1. All inventions, discoveries, data, technology, designs, innovations and improvements (whether or not patentable and whether or not copyrightable) which are made, conceived, reduced to practice, created, written, designed or developed by the Consultant, solely or jointly with others, in the course of performing services for the Company, whether as a director, consultant or otherwise, or thereafter if resulting or directly derived from Proprietary Information (as defined below) (“Inventions”), shall be the sole property of the Company. The Consultant hereby assigns to the Company all Inventions and the Company shall exclusively own any and all patents, copyrights, trademarks, trade names, and other industrial and intellectual property rights and applications therefore related to the Inventions, in the United States and elsewhere and appoints any officer of the Company as his duly authorized attorney to execute, file, prosecute and protect the same before any government agency, court or authority. Upon the request of the Company and at the Company’s expense, the Consultant shall execute such further assignments, documents and other instruments as may be necessary or desirable to fully and completely assign all Inventions to the Company and to assist the Company in applying for, obtaining and enforcing patents or copyrights or other rights in the United States and in any foreign country with respect to any Invention. The Consultant also hereby waives all claims to moral rights in any Inventions.

2. The Consultant shall promptly disclose to the Company all Inventions and will provide the Company with any written records (in the form of notes, sketches, drawings or otherwise which document the conception and/or first actual reduction to practice of any Invention. Such written records shall remain the sole property of the Company at all times.

3. The Consultant agrees that he will not, during the period of his performance of service to the Company or at any time thereafter, disclose to others, or use for his benefit or the benefit of others, any Proprietary Information or Invention without prior written approval by the Company. For purposes of this Agreement, “Proprietary Information” shall mean, by way of illustration and not limitation, all information (whether or not patentable and whether or not copyrightable) owned, possessed or used by the Company, including, without limitation, any Invention, formula, clinical data, vendor information, patient information, apparatus, equipment, trade secret, process, research, report, technical data, know-how, computer program, software, software documentation, hardware design, technology, marketing or business plan, forecast, unpublished financial statement, budget, license, price, cost and employee list that is communicated to, learned of, developed or otherwise acquired by the Consultant in the course of his service to the Company, whether as a director, consultant or otherwise.

4. The Consultant represents that his service to the Company and his performance under this Agreement does not, and shall not, breach any agreement that obligates him to keep in confidence any trade secrets or confidential or proprietary information of his or of any other party or to refrain from competing, directly or indirectly, with the business of any other party. The Consultant shall not disclose to the Company any trade secrets or confidential or proprietary information of any other party.

5. This Agreement constitutes the entire agreement between the parties with respect to its subject matter; all other prior agreements, representations, statements, negotiations and undertakings with respect to such subject matter are superseded hereby except that the Mutual Confidentiality Agreement between the parties having an Effective Date of July 13, 2004 shall remain in full force and effect. No amendment to this Agreement shall be effective unless it is in writing and signed by a duly authorized representative of each party. This Agreement shall bind and inure to the benefit of the Company and any successor of the Company by reorganization, merger, consolidation or liquidation and any assignee of all or substantially all of its business or assets, but this Agreement may not be assigned by Consultant. The construction, interpretation and performance of this Agreement, and the transactions under it, shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, excluding its conflict of laws and choice of law rules, and jurisdiction over any action to enforce this Agreement, or any dispute arising from or relating to this Agreement shall subsist solely in the state and/or federal courts located within the Commonwealth of Massachusetts.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement under seal as of the day and year first written above.

TRANSMEDICS, INC.

By:
Name: Waleed H. Hassanein, M.D	Professor Sir Magdi Yacoub
Title: President & CEO
	Address:	Heart Science Centre, Harefield Middlesex, UB9 6JH, UK